EXHIBIT 5.1

January 8, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Registration on Form S-3

Ladies and Gentlemen:

We have acted as counsel to DPW Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, covering the resale by the selling stockholder of up to of up to 1,097,055 shares of the Company’s Class A common stock including: (i) 150,000 shares of Class A common stock (the “Shares”) issued to the selling stockholder pursuant to a securities purchase agreement dated December 4, 2017 (the “Securities Purchase Agreement”) and (ii) up to 947,055 shares of Class A common stock (the “Debenture Shares”) issuable upon conversion of the 10% Original Issue Discount Convertible Debenture dated December 4, 2017 issued to the selling stockholder pursuant to the Securities Purchase Agreement (the “December 2017 Debenture”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company’s Certificate of Incorporation and Bylaws, as currently in effect and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether any particular laws other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are, and when the Debenture Shares are issued upon the conversion and in accordance with the December 2017 Debenture, such Debenture Shares will be, validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Sichenzia Ross Ference Kesner LLP
Sichenzia Ross Ference Kesner LLP

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